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                                                                Rule 424(b)(2)
                                                    Registration No. 333-65358

            PRICING SUPPLEMENT TO PROSPECTUS DATED JULY 25, 2001, AS
           SUPPLEMENTED BY PROSPECTUS SUPPLEMENT DATED AUGUST 3, 2001,
            AND SUPPLEMENTAL TO THE OFFICERS' CERTIFICATE AND COMPANY
                ORDER, DATED AUGUST 3, 2001 NO. 4 DATED: 06-17-02

                                U.S. BANCORP
                    Medium-Term Notes, Series N (Senior)
                 Medium-Term Notes, Series O (Subordinated)

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CUSIP NO.: 91159HGC8                    Issue Price (Dollar Amount and Percentage of Principal Amount):
ISIN: US91159HGC8
Common Code: 015025999                  Amount: $202,936,000.00/101.468% (w/o accrued interest)

Series:                                 Proceeds to the Company: $203,672,666.67 (w/accrued interest)

[X] Series N (Senior)                   Interest Rate/Initial Interest Rate: 5.10%
[_] Series O (Subordinated)
                                        Interest Payment Dates: Semiannually on the 15th of each
                                        January and July, beginning January 15, 2003
Form of Note:
                                        Regular Record Dates: 15 calendar days prior
[X] Book-Entry
[_] Certificated                        Interest Determination Dates: --

Principal Amount: $200,000,000.00       Interest Reset Dates: --

Trade Date: 06-17-02                    Index Source: --

Original Issue Date: 06-24-02           Index Maturity: --

Maturity Date: 07-15-07                 Spread: --

Base rate (and, if applicable,          Spread Multiplier: --
related Interest Periods):
                                        Maximum Interest Rate: --
[X] Fixed Rate Note
[_] Commercial Paper Rate Note          Day Count: 30/360
[_] Federal Funds Rate Note
[_] LIBOR Note                          Minimum Interest Rate: --
[_] EURIBOR Note
[_] Prime Rate Note                     For Original Issue Discount Notes:
[_] CD Rate Note
[_] Treasury Rate Note                    Original Issue Discount:     -- %
[_] CMT Rate Note
[_] Other Base Rate                       Yield to Maturity:           -- %
    (as described below)
[_] Zero Coupon Note                    Original Issue Discount Notes:

Agent's Commission: See Plan of         [_] Subject to special provisions set forth therein
  Distribution below                        with respect to the principal amount thereof
                                            payable upon any redemption or acceleration of
Redemption Terms:                           the maturity thereof.

Other Terms:                            [_] For Federal income tax purposes only.

Reopening of Issue:

The Notes are intended to be fully
fungible with and will be consolidated
and form a single issue for all
purposes with the Company's issue of
US$300,000,000 5.100% Notes due
July 15, 2007, described in the
Company's pricing supplement dated
05-20-02.

Form and Settlement:

The Notes will be represented by one
or more global certificates in fully
registered form. Each global certificate will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Clearstream
Banking, Societe Anonyme, or Euroclear
Bank S.A./N.V., as operator of the
Euroclear System, if they are participants in such system or indirectly through organizations that are participants in such system. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the DTC's books.

Plan of Distribution:

The Underwriter has advised the Company
that the Underwriter proposes to offer
the Notes from time to time for sale in
negotiated transactions or otherwise, at varying prices to be determined at the time of the sale.

Name of Agent and Delivery Instructions:

Lehman Brothers Inc. DTC#074

                                        Signature

                                        /s/ MITCHELL J. BLESKE
                                        -------------------------------------
                                                (Authorized Signature}

                                        /s/ KENNETH D. NELSON
                                        -------------------------------------
                                                (Authorized Signature}
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